Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

MULTIMEDIA GAMES HOLDING COMPANY, INC.

The undersigned, Vice President and Chief Financial Officer, of Multimedia Games Holding Company, Inc., a Texas corporation (the “Corporation”), hereby executes this Amended and Restated Certificate of Formation as herein set forth in accordance with the Texas Business Organization Code (the “TBOC”).

ARTICLE I

The name of the corporation is Multimedia Games Holding Company, Inc.

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The purpose or purposes for which the corporation is organized are to engage in and transact any lawful business for which corporations may be incorporated under the TBOC.

ARTICLE IV

The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares.  The shares shall have no par value.

ARTICLE V

The street address of the Corporation’s registered office in the State of Texas is 1701 Directors Blvd., Suite 300, Austin, TX 78744, and the name of its registered agent at such address is Registered Agent Solutions, Inc.

ARTICLE VI

The number of directors constituting the board of directors and the names and addresses of the persons who are to serve as directors until the annual meeting of the shareholders or until their successors are elected and qualified are as follows:

Ram V. Chary

7250 S. Tenaya Way, Suite 200

Las Vegas, NV 89113

ARTICLE VII

This Amended and Restated Certificate of Formation shall be effective upon filing by the secretary of state.

Date: December 19, 2014

MULTIMEDIA GAMES HOLDING
COMPANY, INC.

By:	/s/ Randy L. Taylor
Name:	Randy L Taylor
Title:	EVP/CFO/Treasurer

[Signature Page to Amended and Restated Certificate of Formation]